Room 4561
March 7, 2006

R. Ramaraj
Chief Executive Officer and
Managing Director
Sify Limited
Tidel Park, 2nd Floor
No. 4 Canal Bank Road
Taramani, Chennai 600 113, India

      Re:	Sify Limited
      Form 20-F for the Fiscal Year Ended March 31, 2005
		Filed July 1, 2005
		File No. 0-27663

Dear Mr. Ramaraj:

      We have completed our review of your Form 20-F and related filings and do not, at this time, have any further comments.


							Very truly yours,


							Brad Skinner
						Accounting Branch Chief